EXHIBIT 99.1

MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	Luis R. Carrasquillo	Ext. 1038

	Telephone:	(787) 883-2570 x. 1038

MARGO ANNOUNCES RECEIPT OF NOTICE OF ADDITIONAL
STAFF DETERMINATION FROM NASDAQ

Vega Alta, Puerto Rico, June 5, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that, on May 26, 2006, the Company received a notification from The Nasdaq Stock Market Listing Qualifications Department stating the Company was not in compliance with the reporting requirements for continued listing of the Company’s common stock, par value $.001 per share (the “Common Stock”), set forth in Nasdaq Marketplace Rule 4310(c)(14) because of the Company’s failure to timely file its Quarterly Report on Form 10-QSB for the period ended March 31, 2006 (the “first quarter Form 10-QSB”).

Previously, on April 18, 2006, the Company had received a notification from The Nasdaq Stock Market Listing Qualifications Department that the Company was not in compliance with the reporting requirements for continued listing of the Company’s Common Stock set forth in Nasdaq Marketplace Rule 4310(c)(14) because of the Company’s failure to file its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (the “2005 Form 10-KSB”).

As previously announced, the Company requested a hearing before a Nasdaq Listing Qualification Panel pursuant to the procedures set forth in Nasdaq Marketplace Rule 4800 Series. The hearing was held on May 25, 2006. The Common Stock will remain listed pending the determination of the Nasdaq Listing Qualifications Panel.

The Company continues to work expeditiously to file the 2005 Form 10-KSB and the first quarter 10-QSB, and to become current in its filings with the Securities and Exchange Commission.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.